NEWS ANNOUNCEMENT


Date:             July 31, 2003

Contact:          Susan J. Cooke

To:               News Media

Release Date:     Immediate


                          COASTAL FINANCIAL CORPORATION
                              ANNOUNCES FISCAL 2003
                             THIRD QUARTER EARNINGS

Myrtle Beach, South Carolina, (July 31, 2003) . . . Coastal Financial Corporation (Nasdaq/CFCP) today announced earnings for the third quarter and nine months ended June 30, 2003.

Net earnings for the third quarter of fiscal 2003 increased 7.2% to $2.8 million or $0.24 per share ($0.23 per share diluted), as compared to $2.6 million or $0.22 per share ($0.22 per share diluted) for the same period of fiscal 2002.

Net earnings for the first three quarters of fiscal 2003 increased 10.2% to $8.3 million or $0.71 per share ($0.68 per share diluted), compared to $7.5 million or $0.64 per share ($0.63 per share diluted) for the same period of fiscal 2002.

During  the  nine  months   ended  June  30,  2003,   the  Company   repurchased
approximately 28,000 shares, at an average price of $11.04 per share.

At June 30, 2003, assets totaled $1.1 billion, an increase of 31.3%, or $270 million, from $861.3 million at June 30, 2002. Deposits increased 15.8% to $712.9 million at June 30, 2003, as compared to $615.8 million at June 30, 2002 and Shareholders' equity grew by 16.5% during the same period.


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Returns  on  average   assets  and   average   equity  were  1.01%  and  15.57%,
respectively, for the three months ended June 30, 2003, compared to 1.25% and 17.23%, respectively, for the prior year period.

At June 30, 2003, non-performing assets to total assets were 0.67% as compared with 0.67% at June 30, 2002.

Michael C. Gerald, President and Chief Executive Officer of Coastal Financial Corporation, said: "Our financial performance during this quarter, and year-to-date, reflects well on our region's continuing economic strength and on Coastal Financial's ability to effectively execute its strategic plans. Our success in building a stronger Business Banking and Investment Services presence in the communities we serve, coupled with our experience and expertise in residential lending, the physical expansion of our banking locations and our steadfast dedication to our QUEST FOR EXCELLENCE Operating Philosophy have also been key factors in our exceptional financial performance through the first nine months of fiscal 2003."

"We remain solidly focused on our Mission of Exceeding The Expectations of our Customer through offering the residents and businesses of our local communities a full line of Business Banking, Personal Banking, Residential Mortgage Lending and Investment Services in ways that add value for our Shareholders."

"During the third quarter, we announced an 11.6% increase in fiscal 2003 second quarter net earnings, a 10% stock dividend, an expansion of our repurchase program to acquire up to an additional 250,000 shares and a 20% increase in the quarterly cash dividend from $.05 to $.06 per share."

"Other notable events and accomplishments during this quarter include the creation of a Retirement, Estate and Tax Planning subsidiary to provide for the delivery of financial planning services to the residents and small businesses of the Communities we serve and the conversion of our Information Technology platform to a new, state-of-the-art system which will better support our strategic plans. These activities are indicative of the continued growth and progress envisioned under our Vision 2005 Plan and clearly indicate the progress we made during the third quarter toward our Basic Corporate Objective of Maximizing The Value Of Our Shareholders' Investment and our Long-Term Goal of Being The Best Financial Services Company In Our Marketplace," concluded Mr. Gerald.

Coastal Financial Corporation, headquartered in Myrtle Beach, South Carolina, offers a broad range of commercial, consumer and mortgage financial services through two subsidiaries, Coastal Federal Bank and Coastal Investor Services, Inc. Coastal Federal Bank, with assets over $1.1 Billion, is a federally chartered and FDIC insured community




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bank with  eighteen  offices  serving the  communities  of Horry and  Georgetown
Counties, South Carolina and Brunswick and New Hanover Counties, North Carolina. Coastal Investor Services engages in the sale of alternative financial products. Additional information about Coastal Federal is available on its web site at www.coastalfederal.com.
-----------------------

Stock Trading Information

The common stock of Coastal Financial Corporation is traded on the Nasdaq Stock Market under the symbol "CFCP." For information, contact Raymond James Financial Services at 1-843-918-7600, Herzog, Heine, Geduld, Inc. at 1-800-523-4936,
Knight Securities at 212-336-8690, Spear, Leeds & Kellogg at 1-800-526-3160 or Trident Securities at 1-800-222-2618.

Dividend Reinvestment and Direct Stock Purchase Plan

Coastal Financial Corporation offers Shareholders a Dividend Reinvestment and Direct Stock Purchase Plan which provides existing and new shareholders a convenient means for making purchases of Coastal Financial shares free of fees and brokerage commissions and at a discount to market price. Additional cash contributions, up to $1,000 per quarter, can be made to purchase additional shares. For more information, contact the Transfer Agent at 1-800-866-1340, Ext. 2511, or Investor Relations.

Shareholder Services

Shareholders desiring to enroll in the Coastal Financial Corporation Dividend Reinvestment Plan, change the name, address, or ownership of their stock certificates, report lost or stolen certificates, or to consolidate accounts should contact the Transfer Agent at 1-800-866-1340, Ext. 2511, or Investor Relations.

Investor Relations

Analysts, investors and others seeking financial information should contact:
         Susan J. Cooke - Vice President and Secretary
         Coastal Financial Corporation
         2619 Oak Street
         Myrtle Beach, South Carolina  29577
         (843) 205-2676



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Forward Looking Statements

This news release may contain certain "forward-looking statements" within the meaning of Section 27A of the Securities Exchange Act of 1934, as amended, that represent Coastal Financial Corporation's (the "Company") expectations or beliefs concerning future events. Such forward-looking statements are about matters that are inherently subject to risks and uncertainties. Factors that could influence the matters discussed in certain forward-looking statements include the timing and amount of revenues that may be recognized by the Company, continuation of current revenue and expense trends (including trends affecting charge-offs), absence of unforeseen changes in the Company's markets, legal and regulatory changes, and general changes in the economy (particularly in the markets served by the Company). Because of the risks and uncertainties inherent in forward looking statements, readers are cautioned not to place undue reliance on them, whether included in this news release or made elsewhere from time to time by the Company or on its behalf. The Company disclaims any obligation to update such forward-looking statements. In addition, statements in this news release regarding historical stock price performance are not indicative of or guarantees of future price performance.


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                          COASTAL FINANCIAL CORPORATION
                        CONSOLIDATED FINANCIAL HIGHLIGHTS
            (Unaudited - Dollars in Thousands Except Per Share Data)





                                                    Three Months Ended                              Nine Months Ended
                                         June 30,      June 30,     Percentage           June 30,      June 30,     Percentage
                                            2003          2002          Change              2003          2002          Change
                                            ----          ----          ------              ----          ----          ------

Interest Income                           $14,790       $13,498          9.57%            $44,273       $39,853         11.09%
Interest Expense                            5,779         5,278          9.49%             17,211        16,093          6.95%
                                          -------        ------                           -------       -------

Net Interest Income                         9,011         8,220          9.62%             27,062        23,760         13.90%

Provision for Loan Losses                     750           350        114.29%              2,055           855        140.35%
                                          -------        ------                           -------       -------

Net Interest Income After
  Provision for Loan Losses                 8,261         7,870          4.97%             25,007        22,905          9.18%

Other Income *                              2,945         1,876         56.98%              8,328         5,752         44.78%

General & Administrative
  Expenses  **                              6,851         5,640         21.47%             20,398        16,792         21.47%
                                          -------        ------                           -------       -------

Earnings Before Taxes                       4,355         4,106          6.06%             12,937        11,865          9.03%

Income Taxes                                1,575         1,513          4.10%              4,652         4,345          7.07%
                                          -------        ------                           -------       -------


Net Income                                $ 2,780       $ 2,593          7.21%            $ 8,285       $ 7,520         10.17%
                                          =======       =======                           =======       =======

Earnings per Share ***
  Basic                                   $  0.24       $  0.22          9.09%            $  0.71       $  0.64         10.94%
                                          =======       =======                           =======       =======
 Diluted                                  $  0.23       $  0.22          4.55%            $  0.68       $  0.63          7.94%
                                          =======       =======                           =======       =======

Average Common Shares Outstanding
Basic (in thousands)***                    11,707        11,582          1.08%             11,673        11,688         -0.13%

Average Common Shares Outstanding
Diluted (in thousands)***                  12,169        11,945          1.88%             12,188        11,989          1.66%

Net Interest Margin                         3.64%         4.25%        -14.35%               3.76%         4.30%       -12.56%

Return on Average Assets                    1.01%         1.25%        -19.20%               1.06%         1.26%       -15.87%

Return on Average Equity                   15.57%        17.23%         -9.63%              15.84%        17.05%        -7.10%


* Gains on sales of securities of $146,000 and $662,000 are included in other income for the quarter and nine months ended June 30, 2003, respectively. For the quarter and nine months ended June 30, 2002, gains were $70,000 and $141,000, respectively.

** Prepayment penalties on FHLB advances of $750,000 and $2.4 million are included in general and administrative expenses for the quarter and nine months ended June 30, 2003, respectively. For the quarter and nine months ended June 30, 2002, prepayment penalties were $107,000 and $782,000, respectively.

*** All share and per share data have been retroactively restated to reflect the 10% stock dividend declared on May 27, 2003, paid June 24, 2003 to shareholders of record as of June 10, 2003.




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                          COASTAL FINANCIAL CORPORATION
                        CONSOLIDATED FINANCIAL HIGHLIGHTS
            (Unaudited - Dollars in Thousands Except Per Share Data)
                                   (CONTINUED)




                                                                                         Percentage
                                         At              At               At             Change from
                                      June 30,        Sept 30,         June 30,         September 30,
                                        2003            2002             2002               2002
                                    ..........       ..........       ..........        .............

Total Assets                        $1,131,252       $  950,796       $  861,287           18.98%

Loans Receivable, Net               $  671,148       $  555,545       $  537,968           20.81%

Deposits                            $  712,922       $  637,081       $  615,812           11.90%

Shareholders' Equity                $   72,209       $   66,386       $   61,985            8.77%

Non-Performing Assets
  To Total Assets**                       0.67%            0.48%            0.67%          39.58%

Allowance for Loan Losses as a
  Percentage of Total Loans               1.40%            1.42%            1.42%          -1.41%

Tangible Book Value
  Per Share                         $     6.16       $     5.70        $    5.35            8.07%





                                                             At or for the
                                                           Three Months Ended
                                                      June 30,             September 30,        Percentage
                                                        2003                   2002               Change
                                                ..................         .............        ............

Credit Quality:
   Non-Performing Loans                            $  5,879                $  3,514                 67.30%
   Non-Performing Loans as a % of Loans                0.88%                   0.63%                39.68%
   Allowance for Loan Losses as a % of
     Non-Performing Loans                            160.38%                 224.33%               -28.51%
   Non-Performing Assets **                        $  7,614                $  4,560                 66.97%
   Non-Performing Assets as a % of Loans
     and Foreclosed Property                           1.13%                   0.82%                37.80%
   Net Loan Charge-Offs
     as a % of Average Loans (Annualized)              0.13%                   0.08%                62.50%

Stock Performance
At Quarter End:
   Market Price Per Share of Common Stock          $  12.88                $  12.31                  4.63%
   Indicated Annual Dividend                       $   0.24                $   0.20                 10.00%
   Dividend Yield                                      1.86%                   1.62%                 5.56%
   Price/Book Ratio                                     209%                    216%                -3.24%
   Market Capitalization                           $150,965                $143,358                  5.31%


** Non-performing assets consist of nonaccrual loans, accruing loans 90 days or more past due and real estate owned.